July 28, 2015

The Jamestown Balanced Fund
Williamsburg Investment Trust
1802 Bayberry Court, Suite 400
Richmond, Virginia 23266

The Jamestown Equity Fund
Williamsburg Investment Trust
1802 Bayberry Court, Suite 400
Richmond, Virginia 23266

Re:	Reorganization of The Jamestown Balanced Fund, a series of Williamsburg Investment Trust, into The Jamestown Equity Fund, also a series of Williamsburg Investment Trust

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

The Jamestown Balanced Fund (“Target Fund”) is a series of Williamsburg Investment Trust, a Massachusetts business trust.

The Jamestown Equity Fund (“Acquiring Fund”) is also a series of Williamsburg Investment Trust.

Description of Proposed Transaction

In the proposed transaction (the “Reorganization”), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and assumption of all known liabilities of Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

The Jamestown Balanced Fund
The Jamestown Equity Fund
July 28, 2015

Scope of Review and Assumptions

In rendering our opinion, we have reviewed and relied upon the form of Agreement and Plan of Reorganization between Williamsburg Investment Trust with respect to Acquiring Fund and Williamsburg Investment Trust with respect to Target Fund (the “Reorganization Agreement”) dated as of June 25, 2015, as well as the Prospectus/Proxy Statement dated as of June 25, 2015 which describes the proposed transaction, and on the information provided in such Prospectus/Proxy Statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this opinion and the closing of the Reorganization. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

Representations

Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinion.

Discussion

One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity. As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the acquired entity or uses a substantial portion of the acquired entity’s historic assets in its own business. The regulations, and private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets of the target fund in the business of the acquiring fund. The Acquiring Fund in this transaction has not represented that it will use any particular portion of the historic assets of the Target Fund in the business of the Acquiring Fund, and it is possible that the Reorganization will result in the liquidation of a substantial portion of the Target Fund’s historical assets. Therefore, continuity of business enterprise may be present only if the Acquiring Fund continues the historic business of the Target Fund.

There is very little official guidance as to the meaning of continuation of the historic business. In Revenue Ruling 87-76, a municipal bond fund acquired all of the assets of a fund which had historically invested in corporate debt and equity instruments. The transaction was held to lack continuity of business enterprise, even though both funds were in the business of investing. In several private letter rulings, the Internal Revenue Service has apparently accepted a representation that the acquiring fund will continue the business of the target fund, but no details as to the businesses are set forth.

Each of Target Fund and Acquiring Fund seeks long-term growth of capital. Target Fund also seeks growth of income. As of March 31, 2015, common stocks comprised 65.1% of the portfolio of Target Fund and 93.4% of the portfolio of Acquiring Fund. The two funds had identical stock holdings and held those stocks in approximately the same proportions, although Acquiring Fund held larger amounts of each stock because it is a larger fund. Because of the ownership of substantially similar equities, Acquiring Fund and Target Fund appear to be in the same line of business in managing their equity portfolios. While Acquiring Fund will not continue the business of Target Fund of investing in income-producing securities, it will continue Target Fund’s equity investment business, which is the largest part of the Target Fund’s overall business. Thus the continuity of business requirement appears to be satisfied. Nevertheless, because of the lack of definitive guidance, our opinions cannot be entirely free from doubt.

The Jamestown Balanced Fund
The Jamestown Equity Fund
July 28, 2015

Opinions

Based on and subject to the foregoing, and on our examination of the legal authority we have deemed to be relevant, we have the following opinions, all of which are not entirely free from doubt for the reasons above stated:

1.            The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund and assumption of the liabilities of Target Fund followed by the distribution of Acquiring Fund shares pro rata to the shareholders of Target Fund in liquidation and dissolution of Target Fund will constitute a “reorganization” within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Acquiring Fund and Target Fund will each be “a party to a reorganization” within the meaning of § 368(b) of the Code.

2.            No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and assumption by Acquiring Fund of the liabilities of Target Fund.

3.            No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and assumption of its liabilities, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the shareholders of Target Fund in exchange for their Target Fund shares.

4.            No gain or loss will be recognized by the shareholders of Target Fund upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation and dissolution of Target Fund.

5.            The aggregate tax basis of the Acquiring Fund shares received by each shareholder of Target Fund pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each shareholder of Target Fund will include the period during which the Target Fund shares exchanged therefor were held by such shareholder (provided the Target Fund shares were held as a capital asset on the date of the Reorganization).

6.            The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the tax basis of those assets to the Target Fund immediately prior to the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.

The Jamestown Balanced Fund
The Jamestown Equity Fund
July 28, 2015

7.            Acquiring Fund will succeed to and take into account all items of Target Fund described in section 381(c) of the Code subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and regulations thereunder.

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.5 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-1A and to any use of our name and any reference to our firm in such Registration Statement or in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP